STATE  OF  CONNECTICUT                              Docket  No.
DEPARTMENT  OF  PUBLIC  UTILITY  CONTROL                        --------------


                   APPLICATION OF CENTRAL MAINE POWER COMPANY
                CONCERNING ACQUISITION BY ENERGY EAST CORPORATION


I.     INTRODUCTION
       ------------
     A.     STATEMENT  OF  APPLICATION
            --------------------------
     1. Central Maine Power Company ("Central Maine") hereby files this Application Concerning Acquisition by Energy East Corporation requesting the authorization of the Connecticut Department of Public Utility Control (the "Department") under Section 16-43 of the General Statutes of Connecticut ("Conn. Gen. Stat.") for the indirect acquisition of Central Maine by Energy East Corporation ("Energy East"). In the proposed transaction (the "Merger"), Energy East would acquire CMP Group, Inc. ("CMP Group"), the Maine-based holding company parent of Central Maine, pursuant to the terms of an Agreement and Plan of Merger by and among CMP Group, Inc., Energy East Corporation and EE Merger Corp. dated as of June 14, 1999 (the "Merger Agreement"), attached to this Application as Exhibit 1. After the Merger is completed, CMP Group would be a wholly-owned subsidiary of Energy East and would continue to be the parent company of Central Maine.

     2. Central Maine is a Maine public utility corporation that provides electric service only in the State of Maine. Although it provides no retail or wholesale utility service in the State of Connecticut, Central Maine is a "foreign electric company" under Conn. Gen. Stat. Section 16-246c that is subject to the Department's supervision as an "electric company" and a "public service company," each as defined in Section 16-1 Conn. Gen. Stat., by virtue of its ownership of a 2.5 percent undivided interest as a tenant in common in the Millstone No. 3 nuclear unit in Waterford, Connecticut.

     3. Energy East, which has executive offices located at One Canterbury Green in Stamford, Connecticut, is a New York corporation. It is the holding company parent of New York State Electric & Gas Corporation ("NYSEG"). Energy East has announced a strategy of growing selectively its energy distribution business in the Northeast by investing in electric and gas distribution businesses in that region. As a means of accomplishing this strategic objective, Energy East has agreed to mergers with CMP Group, Connecticut Energy Corporation of Bridgeport, Connecticut ("Connecticut Energy"), CTG Resources, Inc. of Hartford, Connecticut ("CTG Resources"), and Berkshire Energy Resources of Pittsfield, Massachusetts ("Berkshire Energy").

     B.     COMMUNICATIONS/CORRESPONDENCE
            -----------------------------
     4. All communications and correspondence with respect to this Application should be addressed or directed to the following three persons:

     Arthur  W.  Adelberg
     Executive  Vice  President
     CMP  Group,  Inc.
     83  Edison  Drive
     Augusta,  Maine  04336
     Telephone:     (207)  623-3521  ext.  2354
     Facsimile:     (207)  623-5908

     Anne  M.  Pare
     Treasurer,  Corporate  Counsel  and  Secretary
     CMP  Group,  Inc.
     83  Edison  Drive
     Augusta,  Maine  04336
     Telephone:     (207)  623-3521  ext.  2795
     Facsimile:     (207)  621-4714

     James  E.  Rice
     Brody,  Wilkinson  and  Ober,  P.C.
     2507  Post  Road
     Southport,  Connecticut  06490-1259
     Telephone:     (203)  319-7112
     Facsimile:     (203)  254-1772

II.     DESCRIPTION  OF  THE  MERGER  PARTIES
        -------------------------------------
     A.     THE  EXISTING  CMP  GROUP  ORGANIZATION
            ---------------------------------------
     5. CMP Group is a Maine corporation whose common stock (32,442,552 shares outstanding) is traded on the New York Stock Exchange. It neither owns nor operates any physical properties. Central Maine is CMP Group's principal subsidiary. Since September 1, 1998, CMP Group has owned all of the common stock of Central Maine. Prior to that date, Central Maine's common stock was publicly held and was traded on the New York Stock Exchange. The holding company form of organization under which CMP Group now owns all of Central Maine's common stock and the common stock of other subsidiaries was approved by the Department by Order dated August 5, 1998 in Docket No. 98-06-28. The existing CMP Group organization is as shown on Exhibit 2 attached to this Application. Central Maine's business and the businesses of CMP Group's other subsidiaries are described below.

     Central  Maine  and  Other  CMP  Group  Utility  Businesses
     -----------------------------------------------------------
     6. Central Maine is primarily engaged in the business of purchasing, transmitting, distributing and selling electric energy for the benefit of retail customers in southern and central Maine. It is the largest electric utility in Maine, serving over 533,000 customers in its 11,000 square mile service area, which contains most of Maine's industrial and commercial centers and about 78 percent of the State's total population. Central Maine had $939 million in consolidated electric operating revenues in 1998.

     7. The electric properties of Central Maine form a single integrated system which is connected at 345 kilovolts and 115 kilovolts with the lines of Public Service Company of New Hampshire at the southerly end and at 115 kilovolts with Bangor Hydro-Electric Company ("Bangor Hydro") at the northerly end of Central Maine's system. Central Maine's system is also connected with the systems of The New Brunswick Power Corporation ("New Brunswick Power") and Bangor Hydro through the 345-kilovolt interconnection constructed by Maine Electric Power Company, Inc. ("MEPCO"), a Maine transmission utility in which Central Maine has a 78.3 percent equity interest and the remaining interests are owned by Bangor Hydro and Maine Public Service Company.

     8. Consistent with the requirements of the 1997 Maine electric utility restructuring law, under which electric utilities must divest their generating assets and generation-related business activities by March 1, 2000, on April 7, 1999, Central Maine sold to an affiliate of FPL Group, Inc., the winning bidder in an auction process, all of its hydroelectric, fossil and biomass generating assets, totaling 1,185 megawatts of capacity. To meet its service obligation to its customers, Central Maine is purchasing energy from the plants included in the sale until March 1, 2000, the date that electric consumers in Maine will be allowed to choose their electricity supplier. Not included in the sale were Central Maine's entitlements to capacity and energy from 39 purchased-power agreements with non-utility generators and power marketers, representing approximately 450 megawatts, contracts for power from the operating nuclear facilities in which it has interests (Millstone Unit 3 in Waterford, Connecticut and the plant owned by Vermont Yankee Nuclear Power Corporation ("Vermont Yankee") located in Vernon, Vermont, representing approximately 47 megawatts), and a contract with Hydro-Quebec for up to 127 megawatts.

     9. Central Maine is offering its entitlements to capacity and energy under these contracts for sale in a separate auction process approved by the Maine Public Utilities Commission ("Maine PUC") by Orders dated July 22 and September 10, 1999 in Docket No. 99-349.

     10. Central Maine has direct or indirect ownership interests in five nuclear generating facilities in New England. The largest is a 38 percent common stock interest in Maine Yankee Atomic Power Company, which owns a nuclear electric-generating plant in Wiscasset, Maine, that has been permanently shut down since August 6, 1997. In addition, Central Maine owns a 9.5 percent common stock interest in Yankee Atomic Electric Company, which has permanently shut down its plant located in Rowe, Massachusetts, a 6 percent common stock interest in Connecticut Yankee Atomic Power Company, which has permanently shut down its plant in Haddam, Connecticut, and a 4 percent common stock interest in Vermont Yankee. As previously noted, Central Maine has a 2.5 percent direct ownership interest in the Millstone No. 3 nuclear unit pursuant to a joint ownership agreement.

     11. At September 30, 1999, in addition to 31,211,471 shares of common stock, $5.00 par value outstanding, all of which were held by CMP Group, Central Maine had the following debt and preferred equity balances:

     Debt      Medium-Term  Notes:        $70,000,000  outstanding  principal
     ----
                                           amount, ($60,000,000 of which matures
                                           no  later  than  June  14,  2000)

               Other  long-term  debt:     $96,901,000  outstanding  principal
amount (includes $45,929,000 to Finance Authority of Maine for 1994 buyout of non-utility generation contract, $19,500,000 in Seabrook pollution control facility notes payable to the New Hampshire Industrial Development Authority, and lease obligations)

     Preferred      6% Preferred, $100 par value (non-callable)     5,713 shares
     ---------
                 3.50% series,  $100  par  value                  220,000 shares
                 4.60% series,  $100  par  value                   30,000 shares
                 4.75% series,  $100  par  value                   50,000 shares
                 5.25% series,  $100  par  value                   50,000 shares
                7.999% series,  $100  par  value                  279,100 shares
(includes  180,000  shares  redeemed  10/1/99)

     12. Central Maine has two electric utility subsidiaries: MEPCO and NORVARCO, both of which are incorporated and located in Maine. Central Maine owns 78.3 percent of MEPCO's common stock. NORVARCO is wholly-owned by Central Maine.

     13. MEPCO owns and operates a 345-kilovolt transmission interconnection between Wiscasset, Maine and the Maine-New Brunswick international border at Orient, Maine, where its line connects with the portion of the interconnection constructed in New Brunswick by New Brunswick Power. MEPCO transmits power between New Brunswick Power and various New England utilities pursuant to MEPCO's Open Access Transmission Tariff, which has been approved by the Federal Energy Regulatory Commission ("FERC"). MEPCO also owns and operates certain equipment, including microwave communication facilities, in connection with the Hydro-Quebec Phase II ("Phase II") project.

     14. NORVARCO is one of two general partners with 50 percent interests in Chester SVC Partnership ("Chester"), a Maine general partnership that owns a static var compensator facility (the "SVC Facility") located in Chester, Maine, adjacent to MEPCO's 345-kilovolt transmission line. The SVC Facility provides necessary transmission system reinforcements that support the Phase II transmission line expansion constructed for New England Hydro-Transmission Corporation in New Hampshire and that allow the Phase II facilities and the MEPCO transmission line to operate at their maximum capabilities simultaneously.

     15. Neither Central Maine nor any of its public utility subsidiaries provides retail electric service in the State of Connecticut.

     16. Central Maine is subject to the regulatory authority of the Maine PUC as to retail rates, accounting, service standards, service territory, the issuance of securities maturing more than one year after the date of issuance, transactions and other arrangements with affiliates, the acquisition, creation or divestiture of any entity that holds at least a 10 percent direct or indirect interest in Central Maine or in which Central Maine holds such an interest, transfers of utility property, and construction and certification of facilities. Central Maine is also subject to the jurisdiction of the FERC under the Federal Power Act for some phases of its business, including accounting, rates relating to wholesale sales and to interstate transmission, financings with maturities less than one year from the date of issuance, and certain other matters. The Maine PUC also regulates MEPCO, NORVARCO and Chester in all respects, except as to rates and short-term (one year or less) financings, which are regulated by the FERC.

     17. In addition, as a "foreign electric company" by virtue of its Millstone 3 ownership interest, Central Maine is subject to the jurisdiction of the Department as to certain matters.

     18. Central Maine has two subsidiaries that are engaged in non-electric business activities that support Central Maine's business. These subsidiaries, which are wholly-owned by Central Maine and are incorporated in Maine, are as follows:

          a. Central Securities Corporation owns real estate in Central Maine's service area, including service buildings and district offices, that it leases to Central Maine.

          b. Cumberland Securities Corporation also owns similar facilities in other locations in Central Maine's service area that it leases to Central Maine.

     CMP  Group's  Other  Subsidiaries
     ---------------------------------
     19. CMP Group's other subsidiaries and affiliates, as shown on Exhibit 2, are as follows:

          a. CMP International Consultants (d/b/a CNEX), a wholly-owned subsidiary of CMP Group incorporated in Maine, provides management, planning, consulting and research and information services to foreign and domestic utilities and government agencies.

          b. MaineCom Services ("MaineCom") provides telecommunications services, including point-to-point connections, private networking, consulting, private voice and data transport, carrier services and long-haul transport. MaineCom is a Maine corporation and is a wholly-owned subsidiary of CMP Group. It is subject to regulation as a telephone utility by the Maine PUC with respect to making available a fiber optics cable for public use in Maine.

          c. NorthEast Optic Network, Inc. ("NEON"), a Delaware corporation, develops, constructs, owns and operates a fiber optic telecommunications system in New England and New York. MaineCom owns 37.9 percent (at September 30, 1999) of the common stock of NEON, which is traded on the NASDAQ.

          d. New England Gas Development Corporation ("New England Gas"), a Maine corporation that is a wholly-owned subsidiary of CMP Group, holds a 20.2 percent interest (at October 1, 1999) in CMP Natural Gas, L.L.C. ("CMP Natural Gas").

          e. CMP Natural Gas, which is a Maine limited liability company, is a joint venture with Energy East Enterprises, Inc., a wholly-owned subsidiary of Energy East, that was formed to construct, own and operate a natural gas distribution system to serve certain areas of Maine that do not have gas service. CMP Natural Gas began providing service to customers in May 1999.(1) CMP Natural Gas is subject in all respects to regulation by the Maine PUC as a gas utility.

          f. TeleSmart provides collections and other accounts receivable management services for utility clients. It is a Maine corporation and a wholly-owned subsidiary of CMP Group.

          g. The Union Water-Power Company ("Union Water") provides utility construction and support services through its On Target division; energy efficiency performance contracting and energy use and management services through its Combined Energies division; and commercial and residential real estate development services through its UnionLand Services and MaineHomeCrafters divisions. Union Water, which is a Maine corporation, is wholly-owned by CMP Group.

----------------------------
1. If the Merger is completed, CMP Natural Gas will become a wholly-owned corporate subsidiary of Energy East Enterprises, and New England Gas will cease to exist.

     20. Additional information concerning the businesses, properties and finances of CMP Group and Central Maine, including financial statements, can be found in the combined Annual Report on Form 10-K of CMP Group and Central Maine for the fiscal year ended December 31, 1998, attached to this Application as
Exhibit 3; the combined Summary Annual Report to shareholders of CMP Group and Central Maine for 1998, attached hereto as Exhibit 4; the combined Quarterly Report on Form 10-Q of CMP Group and Central Maine for the quarter ended June 30, 1999, attached hereto as Exhibit 5; and the combined Quarterly Report on Form 10-Q of CMP Group and Central Maine for the quarter ended September 30, 1999, attached hereto as Exhibit 6.

     B.     ENERGY  EAST
            ------------
     21. Energy East, which has executive offices at One Canterbury Green, P.O. Box 1196, Stamford, Connecticut 06904, is the holding company parent of NYSEG and of other, non-utility subsidiaries. Through its subsidiaries, Energy East is an energy delivery, products and services company with operations in New York, Massachusetts, Maine, New Hampshire, Vermont and New Jersey.

     22. NYSEG, Energy East's principal subsidiary, is a public utility company engaged in purchasing, transmitting and distributing electricity, and purchasing, transporting and distributing natural gas. NYSEG also generates electricity from its 18 percent share of a nuclear station (Nine Mile Point 2, located in the State of New York), which it has agreed to sell, and its hydroelectric stations (with an aggregate capacity of 62 megawatts), and has non-utility generation contracts. Through an affiliate, NYSEG completed the sale of its coal-fired generating assets in May 1999 for after-tax proceeds of $1.3 billion. Its service territory, 99 percent of which is located outside the corporate limits of cities, is in the central, eastern and western parts of the State of New York and has an area of approximately 19,900 square miles. NYSEG serves approximately 826,000 electric customers and 244,000 natural gas customers.

     23. Energy East's non-utility subsidiaries include XENERGY Enterprises, Inc., which invests in providers of energy and telecommunications services, and Energy East Enterprises, Inc., which owns natural gas and propane air distribution companies outside of the State of New York, including a 79.8 percent interest (at October 1, 1999) in CMP Natural Gas. The merger agreement between Energy East and Connecticut Energy provides that the corporate headquarters of these two Energy East subsidiaries will be located in Connecticut after the Energy East-Connecticut Energy merger is completed.

     24. On April 23, 1999, Energy East agreed to a merger with Connecticut Energy, in which Connecticut Energy would become a wholly-owned subsidiary of Energy East. Connecticut Energy is a public utility holding company that owns The Southern Connecticut Gas Company, a local gas distribution company serving approximately 160,000 customers in Connecticut. On July 22, 1999, Energy East and Connecticut Energy filed a Joint Application for Approval of a Change of Control with the Department in Docket No. 99-07-20.

     25.     On  June  29,  1999,  Energy  East  agreed  to  a  merger  with CTG
Resources, in which CTG Resources would become a wholly-owned subsidiary of Energy East. One of CTG Resources' subsidiaries is Connecticut Natural Gas Corporation, which sells and distributes natural gas to approximately 142,000 customers principally in greater Hartford and Greenwich, Connecticut. On August 11, 1999, Energy East and CTG Resources filed a Joint Application for Approval of a Change of Control with the Department in Docket
No.  99-08-09.

     26. On November 10, 1999, Energy East announced the proposed acquisition of Berkshire Energy, in which Berkshire Energy would become a wholly-owned subsidiary of Energy East. Berkshire Energy's principal subsidiaries, Berkshire Gas Company, Berkshire Propane, Inc., and Berkshire Service Solutions, serve approximately 40,000 customers in western Massachusetts, southern Vermont and eastern New York. As is the case with the other proposed Energy East mergers, the acquisition of Berkshire Energy is conditioned upon regulatory and shareholder approvals.

     27. The proposed organizational structure of Energy East after the Merger and the acquisitions of Connecticut Energy and CTG Resources is shown on
Exhibit 7 to this Application. Additional information about the businesses, properties and finances of Energy East, including financial statements, can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, attached to this Application as Exhibit 8; its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, attached hereto as Exhibit 9; and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, attached hereto as Exhibit 10.

     C.     EE  MERGER  CORP.
            -----------------
     28. EE Merger Corp., whose address is c/o Energy East Corporation, One Canterbury Green, P.O. Box 1196, Stamford, Connecticut 06904, is a Maine corporation formed by Energy East solely for the purpose of completing the Merger with CMP Group. In the Merger, EE Merger Corp. will merge with and into CMP Group, with CMP Group being the surviving corporation and EE Merger Corp. ceasing to exist.

III.     DESCRIPTION  OF  AND  REASONS  FOR  THE  MERGER
         -----------------------------------------------
     A.     GENERAL  DESCRIPTION  OF  THE  MERGER
            -------------------------------------
     29. The Merger Agreement provides that EE Merger Corp. will merge with and into CMP Group. CMP Group will be the surviving company and will continue to conduct its businesses as a direct, wholly-owned subsidiary of Energy East. In the Merger, each outstanding share of CMP Group common stock (other than shares held by shareholders who have properly asserted dissenters' rights under Maine law) will be converted into the right to receive $29.50 in cash, without interest. The total value of the consideration that shareholders will receive in the Merger, based on 32,442,552 shares outstanding, is $957 million in cash. Energy East anticipates funding the Merger consideration with a combination of the proceeds from the sale of generation assets, internally generated funds and the issuance of long-term debt.

     30. The completion of the Merger is subject to a number of conditions contained in the Merger Agreement, including obtaining required regulatory approvals and the approval of CMP Group's shareholders. On October 7, 1999, CMP Group's shareholders approved the Merger at a special meeting of shareholders held for that purpose. A copy of the Proxy Statement that was sent to shareholders for the special meeting is attached to this Application as Exhibit
11. In addition, a copy of the Joint Proxy Statement for the 1999 Joint Annual Meetings of the Shareholders of CMP Group and Central Maine is attached hereto as Exhibit 12.

     31. Central Maine has filed applications for approval of the Merger and/or certain transactions related to the Merger as follows:

          a. the Maine PUC on July 1, 1999, which is attached to this Application as Exhibit 13; and

          b. the Nuclear Regulatory Commission ("NRC") on October 6, 1999, which is attached to this Application as Exhibit 14 (for consent to the indirect transfer of Central Maine's NRC non-operating license with respect to its 2.5 percent Millstone 3 interest); and

          c. the Federal Communications Commission in October 1999 (for approval of the indirect transfer of radio and microwave licenses relating to communications facilities. At the same time, MEPCO also filed an application with the Federal Communications Commission for approval of the indirect transfer of microwave licenses relating to communications facilities).

     32. CMP Group and Energy East filed a joint application for approval of the Merger and/or certain Merger-related transactions with the FERC on October 1, 1999. In addition, Energy East must obtain the approval of the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935, as amended, for which an application was filed on October 29, 1999. In November 1999, CMP Group and Energy East filed required notifications of the Merger with the Antitrust Division of the United States Department of Justice and with the Federal Trade Commission.

     33. The Merger will occur as soon as possible after CMP Group and Energy East satisfy all of the conditions in the Merger Agreement. At this time, CMP Group and Energy East anticipate that the Merger would be completed in the middle of the year 2000.

     B.     REASONS  FOR  THE  MERGER
            -------------------------
     34. Over the past several years, the electric utility industry has been affected by regulatory and market changes resulting from adoption of the Energy Policy Act of 1992, decisions of the FERC including Orders 888 and 889 issued in April 1996 mandating open access to transmission services, and in Maine in particular, enactment of the new electric utility restructuring law, which will limit Central Maine primarily to the transmission and distribution of electricity beginning on March 1, 2000. In addition, expanding energy options for consumers, due in part to the deregulation of the natural gas industry, have also created competitive challenges for electric utilities. The novel challenges and related opportunities presented by the new environment have caused CMP Group to conduct an ongoing, comprehensive assessment of its business strategies, its direction and focus, and its structure for continuing to provide regulated utility service in the most efficient and competitive fashion for Maine customers and for taking advantage of new business opportunities.

     35. The CMP Group Board of Directors and management believe that the Merger will benefit the combined company and its customers and employees in a manner that CMP Group could not achieve on its own. As a result of the Merger, CMP Group and Energy East will advance the companies' strategic approach of increased size that is necessary for success in the new competitive energy marketplace, as their combined resources will permit them to grow selectively their energy distribution businesses in the northeastern United States. In addition, the CMP Group Board believes that the Merger is in the best interests of CMP Group's shareholders because it offers a significant premium over the historical trading price of CMP Group's common stock.

     36. As competition increases in both the electric and natural gas distribution industries, scale will be one factor that will contribute to overall business success. CMP Group believes that the combined company's larger size can be expected to produce economies of scale in utility operations and support services that were diminished for CMP Group when Central Maine sold its generating assets. Further, benefits will include CMP Group and Central Maine having access to management skills and experience of other entities in the Energy East family of companies in order to meet the challenges of the deregulated energy marketplace. Likewise, those entities will have the benefit of the combined companies' collective management experience and their best practices. In addition, by creating an enterprise with a larger market capitalization than CMP Group's market capitalization, the Merger should improve Energy East's overall credit quality and liquidity of the securities and therefore improve Energy East's ability to fund continued growth. In this respect, the Merger will help ensure that Central Maine is part of a financially sound enterprise and able to continue offering reliable service. For additional information concerning economies of scale and related matters, please see the Direct Testimony of Kenneth Gordon, attached to the application of CMP Group and Central Maine to the Maine PUC in Docket No. 99-411 filed as Exhibit 13 to this Application.

     37. In addition to its commitment to economic growth and consumer choice demonstrated by its investment in natural gas and electric distribution businesses in the Northeast and its participation in state regulatory processes to acquire the necessary approvals to go forward, Energy East brings other important attributes to the Merger. These attributes include a management team that works smoothly with CMP Group management; a record of good regulatory relations in New York; experience in implementing retail access, which has been in effect in New York since August 1, 1999; a commitment to customer service and efficiency; and a willingness to maintain continuity of existing CMP Group and Central Maine management.

     38. Additional factors considered by the CMP Group Board in reaching its decision to approve the Merger Agreement at its meeting on June 14, 1999 are discussed in the Proxy Statement for the October 7, 1999 special meeting of shareholders (Exhibit 11 at pages 19-20). The certified resolutions of the CMP Group Board of Directors approving the Merger Agreement and authorizing the transactions contemplated therein are attached to this Application as Exhibit 15.

IV.     REASONS  FOR  APPROVAL  OF  THE  MERGER
        ---------------------------------------
     39. As of the effective date of the Merger, CMP Group will be a wholly-owned subsidiary of Energy East and will continue as the non-operating holding company parent of Central Maine, with all of Central Maine's common stock outstanding being held by CMP Group. Following the Merger, Central Maine's core utility business will continue to be the principal business focus of the CMP Group holding company system and of efforts to operate a financially sound and growing business whose objective will be to provide service effectively and efficiently. Maintenance and improvement in the quality of Central Maine's service will continue to be top priorities. Central Maine will not provide electric service in Connecticut after the completion of the Merger, but, in connection with its 2.5 percent ownership interest in Millstone 3, will continue to be a "foreign electric company" subject to the ongoing jurisdiction of the Department. The merger will not have any effect on Central Maine's Millstone 3 interest.

     40. After the Merger becomes effective, all transmission and distribution plant owned or used by Central Maine in its electric utility business will remain assets of Central Maine. Central Maine will continue to finance its business operations by issuing its own debt and preferred equity securities (subject to obtaining necessary regulatory approvals). The proceeds of securities issuances by Central Maine will be used exclusively for Central Maine's electric utility business.

     41. After the Merger, Central Maine will continue to hold its existing interests in all of its electric utility affiliates, including MEPCO, NORVARCO and Chester, and its nuclear interests. Central Maine and its electric utility affiliates will continue to be regulated by the Maine PUC and the FERC in all respects. As operating utilities, they will be subject to regulation with respect to rates, securities issuances, transactions with affiliates, accounting, customer service, asset transfers and other matters, as described in Paragraph 16 above. In connection with its Millstone 3 interest, Central Maine will also continue to be a "foreign electric company" subject to the ongoing jurisdiction of the Department. The Merger will not in any way impair the ability of any regulator to protect the public interest in connection with the utility operations of Central Maine or its utility affiliates. Central Maine will also continue to hold all of the stock of Central Securities Corporation and Cumberland Securities Corporation after the Merger.

     42. Obligations of Central Maine relating to its electric utility business will be retained by Central Maine, unaffected by the Merger. These obligations include Central Maine's share of decommissioning costs relating to its nuclear interests. Because the Maine restructuring law mandates the recovery of nuclear plant decommissioning costs established by federal law, rule or order through transmission and distribution utility rates and charges, the proposed Merger will not affect the ability of Central Maine to provide the funds necessary to pay for its pro-rata share of costs for the decontamination and decommissioning of Millstone Unit 3. Section 3209 of the 1997 Maine electric utility restructuring law requires the Maine PUC to include "decommissioning expenses associated with a nuclear unit" in Central Maine's rates "[a]s required by federal law, rule or order." Central Maine includes in its transmission and distribution ("T & D") revenue requirement the decommissioning trust fund payments for Millstone Unit 3. The Maine PUC, in a March 19, 1999 Order in Docket No. 97-580, agreed that the Maine Legislature explicitly authorized decommissioning charges to be passed on to customers in Central Maine's service territory through transmission and distribution rates. The Maine PUC held:

               Prudent and reasonable decommissioning costs are legitimate costs of operating (or having operated) a nuclear power plant. As such, the prudent and reasonable expenses should be recovered from T&D ratepayers as stranded costs. The bulk of the decommissioning expenses are for plants that are regulated by FERC, and consequently FERC will decide the prudence and reasonableness of those decommissioning expenses.

Order  at  101  (Docket  No.  97-580, March 19, 1999).

-------------------------
3.  35-A Maine Revised  Statutes Annotated Section 3209.

4. Relative to FERC review, Central Maine, as an owner of equity interests in "Yankee" corporations that own the Vermont Yankee, Yankee Rowe, Haddam Neck and Maine Yankee nuclear power plants, is obligated for its pro-rata share of Decommissioning funding for these plants under existing purchased power agreements. For retail ratemaking, the Maine PUC has traditionally relied on the Department's decommissioning reviews to set decommissioning funding requirements for Millstone Unit 3 rather than conducting its own review.

     43. The proposed Merger will have no adverse impact on the ownership or operation of Millstone Unit 3. Central Maine's ownership of its existing 2.5 percent undivided interest in Millstone Unit 3 will not be changed by the Merger, there will be no change in the manner in which Central Maine obtains funds to support its obligations with respect to Millstone Unit 3, and there will be no change in the management, operational, technical or financial qualifications of the other Millstone Unit 3 owners and licensees, including the operating licensee, resulting from the Merger.

     44. The Merger has been structured to protect the interests of consumers and other local interests. Planned continuity of current management will help to assure that the management of Central Maine remains responsive to local regulation in both Maine and Connecticut and other local interests. In this regard, Sara J. Burns, Central Maine's current President, will remain the President of Central Maine upon completion of the Merger. After the Merger, the size of the Central Maine Board of Directors will be reduced from thirteen to approximately five members, including the President of Central Maine and officers of CMP Group and Energy East. The Merger Agreement calls for an advisory board consisting of the current directors of Central Maine. This advisory board would advise Central Maine's directors and management on various matters, including community relations, customer service, economic development, employee development and relations, and other matters as requested by the Central Maine Board.

     45. After the Merger, David T. Flanagan, CMP Group's current President and Chief Executive Officer, will serve as Chairman, President and Chief Executive Officer of CMP Group and as President of Energy East. In addition, Mr. Flanagan and two members of the current CMP Group Board of Directors will be elected as members of the Board of Directors of Energy East. CMP Group's current Executive Vice President,
Arthur W. Adelberg, will also become a Senior Vice President and the Chief Financial Officer of Energy East.

V.     CONCLUSION
       ----------
     46. Central Maine does not provide retail or wholesale service in Connecticut and will not provide any such service after the Merger is completed. After the Merger, Central Maine will continue to be regulated in all respects by the Maine PUC and the FERC. In addition, in connection with its Millstone 3 interest, Central Maine will continue to be a "foreign electric company" subject to the ongoing jurisdiction of the Department. Other regulators, including the Maine PUC, which is expected to conclude its proceeding and render a decision in December 1999, the SEC and the FERC, are in the process of comprehensively reviewing the Merger. The Merger will not have any adverse effect on Central Maine's interest in Millstone Unit 3 and on Central Maine's ability to pay its share of Millstone 3 expenses, including decommissioning costs, and, in any event, the NRC will review those matters. For these reasons, Central Maine respectfully requests that the Department review Central Maine's Application on a limited and expedited basis and grant its approval of this Application.


                              Respectfully  submitted,


                              ------------------------
                              Arthur  W.  Adelberg
                              Executive  Vice  President
                              CMP  Group,  Inc.
                              83  Edison  Drive
                              Augusta,  Maine  04336
                              Telephone:     (207)  623-3521  ext.  2354
                              Fax:          (207)  623-5908

                              ------------------------
                              Anne  M.  Pare
                              Treasurer, Corporate Counsel and Secretary CMP Group, Inc.
                              83  Edison  Drive
                              Augusta,  Maine  04336
                              Telephone:     (207)  623-3521  ext.  2795
                              Fax:          (207)  621-4714


                              ------------------------
                              James  E.  Rice
                              Brody,  Wilkinson  and  Ober,  P.C.
                              2507  Post  Road
                              Southport,  Connecticut  06490-1259
                              Telephone:     (203)  319-7112
                              Fax:          (203)  254-1772


DATED:  November  30,  1999